EXHIBIT 23(d)

CONSENT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Energen Corporation of the reference to our firm name and our review of the estimates of proved reserves of natural gas, oil and natural gas liquids that Energen Corporation attributed to its net interests in oil and gas properties located in the U.S. as of December 31, 2007, which appears in Energen Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ T. Scott Hickman & Associates, Inc.

Midland, Texas

November 7, 2008